May 26, 2006

SECURITIES AND EXCHANGE COMMISSION	VIA EDGAR
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C.   20549

Dear Sir or Madam:

RE:
AMS HOMECARE INC. - (File #000-50109)
Form 6-K

On behalf of AMS Homecare Inc., a corporation under the laws of British Columbia, Canada, we enclose for filing, one (1) copy of Form 6-K, including exhibits.

If you have any questions, please contact the undersigned at your convenience.

Very truly yours,

AMS HOMECARE INC.

“Harj Gill”

per:
Harj Gill
CEO

Enclosures

News Release -Dated May 26, 2006

cc:

FOR IMMEDIATE RELEASE

TSX VENTURE LAWSUIT CORPORATE UPDATE

Vancouver, British Columbia - May 29, 2006 AMS Homecare Inc (OTCBB:AHCKF) - is pleased to provide a further update on the Company lawsuit against the TSX Venture Exchange.

The Company filed a lawsuit against the TSX Venture Exchange and certain individuals as reported on March 11, 2005 seeking damages and penalties approaching 100 million dollars, in which the Company alleged that the improper actions of the Exchange cost the Company significant business opportunities for planned business growth and expansion with a significant loss in revenue. The company reported earlier this year that in November 2005 a statement of defense was received from the TSX Venture and certain named employees. Mr. Harj Gill, CEO of the company reported, “I have read and reviewed the statement of defense from the TSX Venture and based on the facts that I know, I do not believe their defense is plausible”. On May 04, 2006 the company reported that it had finally received disclosure documents from the TSX Venture.

Mr. Harj Gill, CEO has recently reviewed key documents provided by the Exchange. “I have been asked by shareholders to provide my analysis of the lawsuit. Based on my review and the information known to me, there is sufficient evidence to support the allegations made by the Company against the TSX Venture Exchange and certain individuals. “My analysis confirms the facts that I have known or suspected. I am shocked to discover the extent and manner in which certain employees of the Exchange acted, knowing fully that their actions could or will damage the company and the shareholders. The correspondence between employees sheds considerable light on the inner workings of this “regulatory body” My analysis concludes that the evidence shows that the TSX Venture Exchange and certain individuals acted improperly, maliciously, and their possibly psychopathic actions caused considerable damage to our shareholders over many years. The damages continue to limit the company’s ability to execute on its business plan and have and continue to cause significant damages to the company, shareholders and officers of the company”.

The company will proceed forward with the lawsuit because the evidence warrants this action. The Company may be required to slow growth plans in order to ensure the company can conclude the lawsuit. “I expect that when the public is provided the opportunity to view the inner workings and the conduct of this Exchange, both the public, and the courts will understand the tremendous injustice and suffering that has occurred, said Mr Gill.

About AMS Homecare
Founded in 1989, AMS Homecare is a purveyor of mobility equipment, durable medical products, Layered Voice Analysis (LVA) and patient monitoring technology, and is a US pharmacy/durable medical equipment retailer, (www.65plusstore.com ). The company is moving forward to strengthen its foundation and to build an organization capable of serving the health, independence and security needs of the aging populations in Canada and the United States. More information is available at (www.amshomecare.com)

Company Contact:
AMS Homecare Inc.
Daryl Hixt, Corporate Communication
604-273-5173 ext 121
ir@amshomecare.com

Safe Harbor Statement: Statements contained in this fact sheet relating to AMS Homecare that are not historical facts are “forward-looking” under the Private Securities Litigation Reform Act. Forward-looking statements are subject to risks and uncertainties, including, but not limited to: the company’s ability to maintain strong relationships with its primary supplier and key dealers; the effects of competition from companies with greater resources; changes in manufacturers’ distribution channels; fluctuations in foreign currency; the level of government reimbursement for users as well as other government regulations; the company’s ability to retain key personnel; and, its ability to secure financing, notably to support its expansion into the U.S. market. These risks and uncertainties and others are enumerated in the company’s most current filed Annual and Interim Reports and could cause actual results to differ materially from those projected or implied in the forward-looking statements. Except for the company's continuing obligation to disclose material information under federal securities law, it is not obligated to update its forward-looking statements. Names of actual companies and products mentioned herein may be trademarks of their respective owners.